CASCADE WIND CORP., INC.
INCENTIVE STOCK OPTION AGREEMENT

     THIS OPTION AGREEMENT (this "Agreement") is made and entered into this 25th day of March, 2010 (the “Grant Date”), by and between CASCADE WIND CORP., INC., a Nevada corporation (the "Company"), and STEVEN SHUM (the "Optionee"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Cascade Wind Corp., Inc. 2010 Stock Option Plan (the "Plan").  The Plan, as amended from time to time, and all of its terms, are hereby incorporated herein by reference.  All capitalized terms used herein not otherwise defined herein shall have the respective meanings assigned to such terms in the Plan.

W I T N E S S E T H:

     WHEREAS, the Company has adopted the Plan, which permits the issuance of stock options for the purchase of shares of the common stock of the Company (the "Shares"); and

     WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Shares as hereinafter provided in accordance with the provisions of the Plan;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Grant of Option. The Company hereby grants to the Optionee as of the date hereof the right and option (the "Option") to purchase 200,000 Shares, in whole or in part (the "Option Stock"), at an exercise price of Eighty-Five ($0.85) cents per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. It is intended that the Option shall be an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)

     2. Exercise of Option. This Option shall be fully vested and exercisable as of the date hereof.

     3. Manner of Exercise. The Option may be exercised in whole or in part any time within the period permitted hereunder for the exercise of the Option, with respect to whole Shares only, in the manner provided set forth in the Plan with payment to be made under any of the following methods:

(a)	Cash or check for the amount equal to the aggregate Stock Option exercise price for the number of Shares being purchased; or

(b)
By delivery of Shares owned by the Optionee, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate purchase price for the Shares with respect to which such Stock Option or portion is thereby exercised (a “stock for stock exercise”).  For the avoidance of doubt, the method set forth in this subsection (b) will permit a net exercise or pyramiding exercise.  The Optionee acknowledges that if he engages in a stock for stock exercise with Shares which are subject to Section 422(a)(1) of the Code, the Optionee may incur adverse federal income tax consequences.  The Optionee assumes the obligation to obtain appropriate independent tax advice prior to making any stock for stock exercise.

     4. Termination of Option. The Option will expire with respect to any then unexercised portion thereof, at the times set forth in the Plan.

     5. No Right to Continued Employment. The grant of the Option shall not be construed as giving Optionee the right to be retained in the employ of the Company, and the Company may dismiss Optionee from employment, free from any liability or any claim under the Plan.

     6. Adjustment to Option Stock. The number of Shares subject to this Option and the price per share of such Shares may be adjusted by the Plan Administrator from time to time pursuant to the Plan.

     7. Limited Transferability. This Option shall not be transferable by      Optionee except as permitted by the Plan.

     8. Plan Governs. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

     9. Notice of Disposition.  The Optionee shall notify the Company when making any disposition of the Shares acquired upon exercise of this Option, whether by sale, gift or otherwise.

     10.  Payment of Taxes. If at the time this Option is exercised the Plan Administrator determines that under applicable law and regulations the Company      could be liable for withholding of any federal and state tax with respect to a disposition of any Shares acquired upon exercise of the Option, Optionee shall pay to the Company, or make arrangements satisfactory to the Plan Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such amount.

     11.  Excessive Shares. In the event that the number of Shares subject to this Option exceeds any maximum established under the Code for incentive stock      options that may be granted to the Optionee, this Option shall be considered a non-qualified option for purposes of the Code to the extent of such excess.

     12. Amendment. This Option may be amended as provided in the Plan.

     13. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan under any laws deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Plan Administrator, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction and the remainder of the Plan shall remain in full force and effect.

     14. Notices. All notices required to be given under this Option shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.
     To the Company:    1500 SW First Avenue, Suite 910, Portland, Oregon 97201

     To the Optionee:   The address then maintained with respect to the Optionee in the Company's records.

     15. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Nevada without giving effect to conflicts of laws principles.

     16. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Plan Administrator. Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.

     17. Successors in Interest. This Agreement shall insure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee's legal representative and assignees. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee's heirs, executors, administrator, successors and assignees.

     IN WITNESS WHEREOF, the parties have caused this Incentive Stock Option Agreement to be duly executed effective as of the day and year first above written.

CASCADE WIND CORP., INC.

By: /s/ Steven Shum

Optionee:

/s/ Steven Shum
STEVEN SHUM